Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

IGNYTA, INC.

and

CEPHALON, INC.

dated as of March 17, 2015

i

ARTICLE 7 Representations and Warranties of Buyer		13

ARTICLE 8 Covenants of the Parties		21

8.1	Public Announcements	21
8.2	Corporate Names	22
8.3	Regulatory Matters	22
8.4	Adverse Experience Reports	22
8.5	Affiliates	22
8.6	Access	22
8.7	Covenant Not to Sue; Non-Competition	23
8.8	Further Assurances	25
8.9	Tax Matters	26
8.10	Market Stand-Off	27
8.11	Reporting	27
8.12	Diligence	27
8.13	Insurance	28
8.14	No Integration	28
8.15	Additional Agreements	28

ARTICLE 9 Indemnification		28

9.1	Survival of Representations, Warranties, Etc.	28
9.2	Indemnification	29
9.3	Limitations	32
9.4	Payments	34
9.5	Consequential Damages	34

ARTICLE 10 Miscellaneous		34

10.1	Confidentiality	34
10.2	Notices	35
10.3	Entire Agreement	36
10.4	Waiver	36
10.5	Amendment	36
10.6	Third Party Beneficiaries	36
10.7	Assignment; Binding Effect	36
10.8	Headings	37
10.9	Severability	37
10.10	Governing Law; Dispute Resolution	37
10.11	Expenses	37
10.12	Counterparts	37
10.13	Schedules, Exhibits and Other Agreements	38

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of March 17, 2015, by and between Ignyta, Inc., a Delaware corporation (“Buyer”), and Cephalon, Inc., a Delaware corporation (“Seller”).

RECITAL

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Purchased Assets (as defined below) and the Assumed Liabilities (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1             Defined Terms. Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

1.2             Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under GAAP, consistently applied. The terms “US Dollars” and “$” shall mean lawful currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1             Purchase and Sale of Assets.

(a)         Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest, as of the Closing, in and to the Purchased Assets.

(b)         Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Seller and its Affiliates shall retain all of their right, title and interest in and to the Excluded Assets, and (ii) Seller and its Affiliates may retain copies of all Assumed Contracts and Books and Records which following the Closing may be used as contemplated herein (including to defend any indemnification claim hereunder or claim with respect to any Excluded Liability by a third party), for internal purposes and as required to comply with applicable Laws (subject to Seller’s confidentiality obligations pursuant to Section 10.1 hereof).

(c)         For those Compounds that (1) are covered by clause (i) and not covered by clause (ii) of the definition of “Compounds,” in this Agreement and (2) do not have a Binding Affinity of less than three micromolar against any of the Buyer Targets, Seller hereby retains, subject to Section 8.7(d), the right to use those Compounds (i.e., those satisfying clauses (1) and (2)) solely for its and its Affiliates’ internal research efforts.

2.2             Assignability and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any consents, waivers, approvals, authorizations of or notices to a third Person or Governmental or Regulatory Authority and such consents, waivers, approvals, authorizations or notices shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset, or assumption of such contract, and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset or assumption of such contract. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset or assumption of such contract, then for six (6) months following the Closing, the Parties shall use their commercially reasonable efforts, and cooperate in good faith with each other, to obtain promptly such consents, waivers, approvals, authorizations or notices; provided, that in no event shall Seller or its Affiliates have any obligation to offer or pay any consideration, commence any litigation or grant any third party any accommodation (financial or otherwise) in order to obtain any such consents, waivers, approvals, authorizations or notices. Pending such consents, waivers, approvals, authorizations or notices, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement, and as permitted under the applicable Contract, designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.2 of any Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller or any Affiliate of Seller thereunder and (y) shall satisfy any related Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. Once consent, waiver, approval, authorization or notice for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained or given, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.

ARTICLE 3

ASSUMPTION OF ASSUMED LIABILITIES

Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer will deliver the Assignment and Assumption Agreement to Seller pursuant to which Buyer agrees to assume and timely satisfy, perform, pay and discharge, and otherwise be responsible for, the Assumed Liabilities. Except with respect to the Assumed Liabilities and as expressly set forth herein or in any other Transaction Document, Buyer shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of Seller as a result of the transactions contemplated hereby.

ARTICLE 4

PURCHASE PRICE AND PAYMENT

4.1             Purchase Price. As consideration for the Purchased Assets and Seller’s full and faithful performance of all of its obligations hereunder, Buyer shall at the Closing:

(a)         issue to Seller (or its designee that is an Affiliate of Seller) One Million Five Hundred Thousand (1,500,000) shares (the “Shares”) of Buyer Common Stock for the Purchased Assets other than the Product Inventory;

(b)         pay to Seller by wire transfer of immediately available funds an amount equal to $851,987.90 for the Product Inventory (together with the issuance of the Shares, the “Purchase Price”); and

(c)         assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

4.2             Purchase of Compound Inventory and Product Inventory. On the Closing Date, Buyer shall take title to all Compound Inventory and Product Inventory. As promptly as possible after the Closing, Seller and Buyer shall determine the procedures for the transfer of all Product Inventory to Buyer or Buyer’s designee following the Closing.

4.3             Payment of Sales, Use and Other Taxes. Seller and Buyer shall each be responsible for fifty percent (50%) of all sales, use, transfer, value added, documentary and other similar Taxes, if any, arising out of the sale of the Purchased Assets to Buyer pursuant to this Agreement (collectively, the “Transaction Taxes”). Buyer and Seller agree to cooperate to determine the amount of any Transaction Taxes payable in connection with the transfer of the Purchased Assets under this Agreement. Buyer and Seller agree to assist each other, to the extent reasonably necessary and appropriate, in the preparation and filing of any and all required Tax Returns related to Transaction Taxes.

4.4             Allocation of Purchase Price; Tax Treatment.

(a)         The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Purchased Assets and the covenant not to compete contained in Section 8.7 in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). For purposes of the foregoing, the Shares shall be valued at $10.00 per share and the amount allocated to the Product Inventory shall equal that described in Section 4.1(b). The Allocation shall be delivered by Buyer to Seller within sixty (60) days after the Closing Date. Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within twenty (20) days. If Seller and Buyer are unable to amicably resolve any such dispute, such dispute shall be resolved promptly by an independent certified public accountant (“Independent Accountant”) agreed upon by the parties, such agreement not to be unreasonably withheld or delayed, the costs of which shall be borne equally by Seller and Buyer.

(b)         If the Purchase Price is adjusted pursuant to Section 8.9 or Article 9, the Allocation shall be adjusted in a manner consistent with Section 1060 of the Code. However, if the Parties are unable to amicably agree on such adjustment, such dispute shall be resolved promptly by an Independent Accountant agreed upon by the parties, such agreement not to be unreasonably withheld or delayed, the costs of which shall be borne equally by Buyer and Seller.

(c)        Buyer and Seller agree (i) to report the sale and purchase of the Purchased Assets for federal and state Tax purposes in accordance with the Allocation and (ii) not to take any position inconsistent with such Allocation on any of their respective Tax Returns, unless otherwise required by applicable Law or by a final determination (as defined in Section 1313(a) of the Code), or unless the other party consents thereto, which consent shall not be unreasonably withheld or delayed.

(d)        Buyer and Seller agree to treat the sale of the Purchased Assets as a taxable transaction for federal and state Tax purposes and not to take any position inconsistent with such treatment on any of their respective Tax Returns.

4.5             Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer will use reasonable efforts to give Seller advance notice of any such deduction or withholding. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE 5

CLOSING

5.1             Time and Place. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place remotely via the exchange of documents and signature pages on the date hereof (the “Closing Date”), unless another time or place shall be agreed to by the Parties.

5.2             Deliveries at Closing.

(a)         Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)         an intellectual property assignment, substantially in the form of Exhibit B hereto (the “Intellectual Property Assignment Agreement”);

(ii)         an assignment and assumption agreement, substantially in the form of Exhibit C hereto(the “Assignment and Assumption Agreement”);

(iii)         a bill of sale, substantially in the form of Exhibit D hereto (the “Bill of Sale”); and

(iv)         completed and executed copies of the documents referred to in Section 8.9(d).

(b)         Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)         the Intellectual Property Assignment Agreement;

(ii)         the Assignment and Assumption Agreement;

(iii)         such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect Buyer’s assumption of the Assumed Liabilities in accordance with the terms of this Agreement and the Assignment and Assumption Agreement;

(iv)         copies of all Buyer Governmental Consents and Buyer Third Party Consents;

(v)         written irrevocable instructions executed by a duly authorized officer of Buyer directing its transfer agent to issue to Seller, or in such nominee name(s) as designated by Seller in writing, the Shares (such Shares to be certificated and delivered to Austin Kim at the notice address of Seller promptly following the Closing);

(vi)         a registration rights agreement, substantially in the form of Exhibit F hereto (the “Registration Rights Agreement”);

(vii)         an opinion, dated as of the Closing Date, from Latham & Watkins LLP, counsel to Buyer, in the form of Exhibit H hereto;

(viii)         Buyer Common Stock shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, either (i) in writing by the SEC or Nasdaq or (ii) by falling below the minimum listing maintenance requirements of Nasdaq;

(ix)         Buyer shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by an state or foreign or other jurisdiction for the offer and sale of the Shares; and

(x)         the Shares to be issued shall be duly authorized for listing by Nasdaq, subject to official notice of issuance, to the extent required by the rules of Nasdaq.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of immediately prior to the Closing, subject to such exceptions as either (a) are specifically disclosed in the disclosure schedule referencing the appropriate Section or Sections hereof (or as otherwise deemed disclosed as contemplated by Section 10.13) as shall be supplied by Seller to Buyer and dated as of the date hereof (the “Seller Disclosure Schedule”) or (b) are disclosed in the Seller Dataroom prior to 9:00 a.m. ET on March 16, 2015, as follows:

6.1             Organization, Etc. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (a) to conduct the Programs in the manner in which they are currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used. Seller does not have any subsidiaries, direct or indirect that own or control or otherwise have any rights with respect to the Purchased Assets.

6.2             Authority; Binding Nature. Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and the other Transaction Documents and to carry out the transactions and perform the obligations contemplated hereby and thereby. Each of this Agreement and the other Transaction Documents has been duly and validly authorized, executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3             Non-Contravention; Consents. Except as set forth in Section 6.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the other Transaction Documents and the sale of the Purchased Assets to Buyer do not and will not materially contravene, materially conflict with or result in a material violation of any (a) Laws applicable to the Purchased Assets, any Assumed Contract or the Programs; (b) any provision of an Assumed Contract; or (c) any of the provisions of Seller’s organizational documents or any resolution adopted by Seller’s Board of Directors (or any committee thereof) or stockholders. The execution, delivery and performance by Seller of this Agreement will not result in the imposition of any Encumbrance on the Purchased Assets. Except as disclosed in Section 6.3 of the Seller Disclosure Schedule, no Seller Third Party Consent or Seller Governmental Consent is required for or in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Documents by Seller.

6.4             Reserved.

6.5             Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, including the Compound Inventory and the Product Inventory, free and clear of all Encumbrances (other than Permitted Encumbrances), and to Seller’s Knowledge, Seller has not received any written notice of any adverse claim challenging or asserting ownership or inventorship of any Purchased Asset.

6.6             Assumed Contracts.

(a)       Section 6.6 of the Seller Disclosure Schedule sets forth a true, accurate and complete list of each Contract to which Seller is a party that is currently in effect and (i) is material to the conduct of the Programs as currently conducted by Seller, and (ii) is related to the Compounds, Current Products, the conduct of the Programs or the Purchased Assets and falls within one or more of the following categories:

(i) Contracts under which the Compounds or Current Products were discovered, reduced to practice, tested, characterized, designed, developed, manufactured or distributed by Seller (other than agreements with employees of Seller or its Affiliates);

(ii) Contracts limiting or restraining Seller from engaging or competing in any lines of business with any Person or from purchasing any products, services or inventory from any third parties, in each case, directly relating to the Current Compounds, Current Products or the conduct of the Programs; and

(iii) any other Contract if a default thereunder could be expected to have an Adverse Effect on the ability to conduct the Programs.

(b)      (i) Seller is not presently in material violation or breach of, and has not declared or committed any material default under (and would not by the lapse of time or the giving of notice or both, be in breach or default) and, to the Knowledge of Seller, no Person is presently in material violation or breach of, or has declared or committed any material default under (and would not by the lapse of time or the giving of notice or both, be in breach or default), any Assumed Contract, (ii) no event has occurred, and no circumstance or condition exists (including the Closing of the transactions contemplated by this Agreement), that would give any Person the right to cancel, terminate or modify any Assumed Contract, (iii) each Assumed Contract sets forth the entire agreement and understanding between Seller and the other parties thereto and is valid, binding and in full force and effect and (iv) none of the Assumed Contracts have been entered into by Seller other than in the ordinary course of its business and other than on an arm’s length basis. Seller has made available to Buyer complete and correct copies of all Assumed Contracts. Seller has no Knowledge that any party to any Assumed Contract listed in Section 6.6 of the Seller Disclosure Schedule (or required to be listed on such schedule) (i) intends to either terminate or not renew such Assumed Contract, or (ii) has or intends to submit to Seller any claim of breach by any such party with respect to the performance of its obligations under any such Assumed Contract.

(c)         Section 6.6(c) of the Seller Disclosure Schedule sets forth a list of the Assumed Contracts.

6.7             Intellectual Property Rights.

(a)         Section 6.7(a) of the Seller Disclosure Schedule sets forth a true and complete list of all of the Registered Intellectual Property, all of which is owned or Controlled by and registered in the name of the Seller except as otherwise disclosed therein. With respect to Registered Intellectual Property, Section 6.7(a) of the Seller Disclosure Schedule also sets forth: for each issued Patent within the Patents, the number, and the jurisdiction in which such Patent has been issued, validated, or extended, or, if applicable, for each pending patent application within the Patents, the patent application number, date of filing, status and jurisdiction in which each application is pending.

(b)         Seller owns all right, title and interest in and to the Registered Intellectual Property set forth on Section 6.7(a) of the Seller Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances, provided, however, that in the case of Registered Intellectual Property licensed from other Persons under licenses that are disclosed on Section 6.7(c) of the Seller Disclosure Schedule, the scope of rights licensed to Seller is set forth in such licenses.

(c)         Section 6.7(c) of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Registered Intellectual Property to a third party, or (ii) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Registered Intellectual Property by a third party to Seller (and in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law). A true and correct copy of each such Contract has been provided or made available to Buyer. Except as set forth in Section 6.7(c) of the Seller Disclosure Schedule all of such Contracts are Assumed Contracts. Such Contracts are legal, valid, binding, enforceable obligations of Seller and, to the Knowledge of Seller, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (y) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (z) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Such Contracts are in full force and effect, and to the Knowledge of Seller the underlying Registered Intellectual Property for each such Contract is not subject to any outstanding injunction, judgment, order, decree or ruling. The Assumed Contracts accurately reflect all royalties, fees, costs and similar payments that Seller is obligated to pay to any third party who owns or is a licensee of any Registered Intellectual Property or whose intellectual property is licensed to Seller under an Assumed Contract and was used to develop or Exploit any Compound or Current Product, and except as set forth therein, Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, costs or otherwise to any owner or licensee of, or other claimant to, any such Registered Intellectual Property or under the Assumed Contracts.

(d)         The issued Registered Intellectual Property is subsisting, in full force and effect, and, to the Knowledge of Seller, valid and enforceable, and is not subject to any pending or, to the Knowledge of Seller, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, scope, registration, ownership, inventorship or use of the item. The issued Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of Seller, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, opposition, cancellation, interference, reexamination, inter partes review, post-grant review, derivation or similar judicial or administrative proceeding in any forum. There are no past due registration, maintenance or renewal fees that are necessary to be paid in connection with the Registered Intellectual Property, and all necessary documents, recordations and certificates in connection with the issued Registered Intellectual Property have been validly executed, delivered or timely filed with the relevant patent office or other Governmental or Regulatory Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting Seller’s rights in and maintaining such issued Registered Intellectual Property.

(e)         Seller has taken reasonable steps to obtain, maintain, police and protect the Registered Intellectual Property and to maintain and protect the confidentiality of the Know-How, in each case, consistent with Seller’s normal practices with respect to Seller’s other similar intellectual property, which practices include having employees, consultants and contractors of Seller or other Persons that have participated in the discovery, reduction to practice, creation or development of any intellectual property for Seller execute assignment agreements in which they irrevocably assign or otherwise vest all of their rights in and to such intellectual property to Seller.

(f)         No interest in any of the Registered Intellectual Property has been assigned, transferred, licensed or sublicensed by Seller to any Person, nor has Seller agreed not to assert or to permit any third party to assert any Registered Intellectual Property against any Person. Except as set forth in Section 6.7(c) of the Seller Disclosure Schedule, Seller has not executed or granted to any third party, directly or indirectly, or entered into any agreement for, any license or other right to Exploit the Compounds or Products.

(g)         None of the Registered Intellectual Property is subject to any outstanding and final order, judgment, decree or stipulation from a Government or Regulatory Authority having jurisdiction over Seller restricting the use thereof by Seller with respect to the Programs or restricting the licensing thereof by Seller to any Person.

(h)         Other than ordinary course ex parte prosecution activities before national or regional patent offices relating to pending patent applications within the Registered Intellectual Property, no interferences, oppositions, reissues, reexaminations or other Actions or Proceedings of any nature are pending or have been threatened in writing in which the scope, validity, ownership, inventorship, or enforceability of any of the pending Registered Intellectual Property is being or has been contested or challenged. The pending Registered Intellectual Property is subsisting and has not expired or gone abandoned. All pending Registered Intellectual Property has been timely filed, and no necessary fees for the pending Registered Intellectual Property are past due.

(i)         Except as set forth in Section 6.7(i) of the Seller Disclosure Schedule, there are no filings, responses, fees, or any other actions with a final due date concerning any pending Registered Intellectual Property within ninety (90) days from the Closing Date.

(j)         Seller has taken all reasonable and prudent steps to protect the Registered Intellectual Property from infringement by any other Person. To the Knowledge of Seller, no other Person is claiming any ownership of or right to use any of the Intellectual Property. Seller has not made any claim of any unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by others of its rights in the Intellectual Property, and, to the Knowledge of Seller, no grounds for any such claims exist.

(k)         To the Knowledge of Seller, the conduct of the Programs and the Exploitation of the Compounds and Current Products have not, do not and will not infringe, dilute, conflict with, misappropriate, or otherwise violate any intellectual property rights of any Person, violate any right to privacy or publicity, nor constitute unfair competition or trade practices under the Laws of any jurisdiction. Seller has not received notice from any Person claiming that the conduct of the Programs or the Exploitation of the Compounds and/or Current Products infringes, dilutes, conflicts with, misappropriates or otherwise violates the intellectual property rights of any Person under the Laws of any jurisdiction.

(l)         Except with respect to the Non-Assert IP, the Registered Intellectual Property constitutes all issued Patents and pending applications for the Patents owned or Controlled by Seller relating to the Programs, or the Exploitation of the Compounds or Current Products.

(m)         Within ninety (90) days from the Closing Date, Seller shall provide Buyer with (i) a copy of each draft patent application that claims Compounds or Current Products and (ii) a copy of each invention disclosure form or similar document that claims Compounds or Current Products that are in the possession of Seller as of the Closing Date.

6.8             Litigation. There are no pending Actions or Proceedings and, to the Knowledge of Seller, no Person has threatened in writing to commence any Action or Proceeding, (a) that involves the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There are, and there have been, no claims made in writing against Seller alleging any material defects in one or more Current Products or the Product Inventory or alleging any failure of one or more Current Products or the Product Inventory to meet required specifications.

6.9             Permits; Regulatory Compliance.

(a)         Section 6.9(a) of the Seller Disclosure Schedule contains a complete and accurate list of each Regulatory Filing made or held by Seller for the Current Compounds and Current Products resulting from the Programs as currently conducted by Seller and material license, registration, franchise, application, permit or other similar authorization obtained by Seller to conduct the Programs as currently conducted by or on behalf of Seller, together with the name of the Governmental or Regulatory Authority issuing such license or permit (the “Permits”) made or held by Seller. Each such Permit is valid and in full force and effect, except as could not be expected to have an Adverse Effect on the ability to conduct the Programs. Seller has fulfilled and performed all of its material obligations with respect to the Permits, and no event has occurred, and Seller has not received any notice in writing from any Governmental or Regulatory Authority or otherwise of the occurrence of any event, that will constitute a violation of or a failure to comply with any term or requirement of any such Permit, or that would allow, or after notice or lapse of time would allow, the revocation, withdrawal, suspension, cancellation, or termination of any such Permit, except as could not be expected to have an Adverse Effect on the ability to conduct the Programs.

(b)        (i) Seller has furnished Buyer with access to complete copies of all INDs included in the Purchased Assets, (ii) Seller is and was, at all times prior to the Closing Date, the lawful holder of all rights under the such INDs, (iii) Seller has complied in all material respects with applicable Laws relating to such INDs , and with regard to actions taken directly by Seller, relating to the Current

Compounds and Current Products, (iv) such INDs are effective, and nothing has come to Seller’s attention that has, or reasonably should have, led Seller to believe that such INDs are not in good standing with relevant regulatory authorities, (v) Seller has filed with the relevant Governmental or Regulatory Authorities all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to such INDs, and (vi) there is no pending or, to the Knowledge of Seller, overtly threatened action by any relevant Government or Regulatory Authority that could be expected to have an Adverse Effect on the ability to conduct the Programs.

(c)         The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Seller or in which the Current Compounds and Current Products have participated were and, if still pending, are being conducted in all material respect in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except to the extent disclosed on Section 6.9(c) of the Seller Disclosure Schedule, no IND included in the Purchased Assets and filed by or on behalf of Seller with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Government or Regulatory Authority has commenced, or, to the Knowledge of Seller, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Seller.

(d)         None of the executive officers of Seller have been disqualified or debarred by any Government or Regulatory Authority for any purpose, or have been charged with or convicted under any Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under any Law; and (ii) Seller is not the subject of any pending or, to the Knowledge of Seller, threatened investigation in respect of Seller or the Current Compounds or Current Products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

6.10             Compound and Product Inventory.

(a)         Section 6.10(a) of the Seller Disclosure Schedule lists (i) the lot numbers associated with the Product Inventory and (ii) the manufacturing, warehousing, distribution and consignee locations where the Product Inventory is located. Seller represents and warrants that the Product Inventory manufactured by or for Seller that will be provided to Buyer hereunder was manufactured, packaged and stored in compliance with all relevant, applicable Laws, including those governing clinical biopharmaceutical supplies, and to the Knowledge of Seller, are of good manufacturing quality.

(b)         The Product Inventory represents all drug substance and drug product exclusively related to Products that is currently owned and on hand or in the control of Seller at any of its warehouses, blenders, toll manufacturers, suppliers, or other third parties.

(c)         Section 6.10(c) of the Seller Disclosure Schedule lists the Seller identifiers, amounts and chemical structures of Compounds comprising the Compound Inventory.

6.11             Product Data. Seller represents and warrants that the Product Data included within the Purchased Assets are true and complete in all material respects.

6.12             Brokers. Seller has not retained any broker in connection with the transactions contemplated hereunder. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

6.13             Taxes.

(a)         Seller has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed with respect to the Purchased Assets or the Programs. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing with respect to the Purchased Assets or the Programs (whether or not shown on any Tax Returns) have been paid.

(b)         No deficiencies for Taxes with respect to the Purchased Assets or the Programs have been claimed, proposed or assessed by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of Seller, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes with respect to the Purchased Assets or the Programs.

(c)         There are no Encumbrances for Taxes on the Purchased Assets (other than Permitted Encumbrances).

(d)         There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Purchased Assets or the Programs.

(e)         No Purchased Asset (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(f)         No part of the Purchase Price payable hereunder will be considered an amount received from the sale, exchange or other disposition of a “United States real property interest” (within the meaning of Section 897(c) of the Code) subject to the provisions of Section 897(a) or Section 1445(a) of the Code.

6.14             Compliance with Laws.

(a)         Seller is, and at all times since January 1, 2012 has been, in material compliance with all applicable Laws relating to the development of any Current Compound or Current Product and the Purchased Assets;

(b)         Seller is conducting, and at all times since January 1, 2012 has conducted, the Programs in material compliance with all applicable Laws; and

(c)         no written notices have been received by, and no claims have been filed against, Seller alleging a violation of any applicable Laws relating to any Current Compound or Current Product and the Purchased Assets.

6.15             Certain Payments. Neither Seller nor any of its Affiliates, nor to Seller’s Knowledge any other Person acting for or on behalf of any of them, has directly or indirectly with respect to the Programs, Current Compounds, Current Products or Purchased Assets made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any governmental official or employee, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or the Programs, or (iv) in violation of any applicable Law.

6.16             Books and Records. Seller has maintained books and records relating to its operation of the Programs that are true, accurate and complete in all material respects, and there are no material deficiencies in such books and records.

6.17             Investment Representations.

(a)       The issuance of the Shares by Buyer is made in reliance upon Seller’s representation to Buyer, which by Seller’s execution of this Agreement Seller hereby confirms, that the Shares to be received by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof. By executing this Agreement, Seller further represents that it has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third party, with respect to any of the Shares;

(b)       Except as may be required pursuant to the Registration Rights Agreement, Seller understands and acknowledges that the issuance and sale of the Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act and that the Shares may not be resold except upon their subsequent registration or pursuant to an exemption from the registration requirements, and that Buyer’s reliance upon such exemption is predicated upon Seller’s representations as set forth in this Agreement; and

(c)       Seller represents that: (i) it is an “accredited investor” as such term is defined in Regulation D under the Securities Act and, to the best of its knowledge, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; (ii) it believes it has received all the information it has requested from Buyer and considers necessary or appropriate for deciding whether to obtain the Shares; (iii) it has had the opportunity to discuss Buyer’s business, management, and financial affairs with Buyer’s management; (iv) it has the ability to bear the economic risks of its prospective investment; and (v) it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment.

6.18             Astellas Agreement. To the Knowledge of Seller, Seller has not used any Scientific Information or Data (as such terms are defined in the Astellas Agreement) licensed to Seller pursuant to the Astellas Agreement in connection with Seller’s CEP-40125 program.

6.19             No Other Representations. SELLER MAKES NO REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AS TO COMPOUNDS, PRODUCTS, THE PURCHASED ASSETS, THE INTELLECTUAL PROPERTY, THE ASSUMED CONTRACTS OR THE PROGRAMS (INCLUDING, BUT NOT LIMITED TO, THE PRODUCT INVENTORY) OR ITS BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of immediately prior to the Closing, subject to such exceptions as either (a) are specifically disclosed in the disclosure schedule referencing the appropriate Sections hereof (or as otherwise deemed disclosed as contemplated by Section 10.13) supplied by Buyer to Seller and dated as of the date hereof (the “Buyer Disclosure Schedule”) or (b) are disclosed in the SEC Reports, as follows:

(a)         Buyer and each of its Subsidiaries (as defined below) has been duly organized and is validly existing as a corporation in good standing (or the foreign equivalent thereof) under the laws of its jurisdiction of organization. Buyer and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to so qualify, be in good standing or have such power or authority (i) would not have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, properties or business or prospects of Buyer, taken as a whole, or (ii) impair in any material respect the ability of Buyer to perform its obligations under this Agreement or to consummate any transactions contemplated by the Agreement (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”).

(b)         Buyer has no subsidiaries other than those set forth in the SEC Reports (collectively, the “Subsidiaries”). Except as set forth in the SEC Reports, Buyer owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction, and all the equity interests of the Subsidiaries are validly issued and are fully paid, nonassessable and free of preemptive and similar rights.

(c)         Neither Buyer nor any of its Subsidiaries is (i) in violation of its articles or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound or to which any of the property or assets of Buyer or any of its Subsidiaries are subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of each of clauses (ii) and (iii) above, for any such violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. To Buyer’s knowledge, no other party under any material contract or other agreement to which it or any of its Subsidiaries is a party is in default in any respect thereunder where such default would have a Material Adverse Effect.

(d)         Subsequent to the respective dates as of which information is given in the SEC Reports, if any, there has not been (i) any Material Adverse Effect or the occurrence of any development that Buyer reasonably expects will result in a Material Adverse Effect, (ii) other than as contemplated by this Agreement any transaction which is material to Buyer and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by Buyer or any Subsidiary, which is material to Buyer and the Subsidiaries taken as a whole, (iv) any material change in the capital stock (other than as a result of the sale of the Shares) or outstanding long-term indebtedness of Buyer or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of Buyer or any Subsidiary, other than in each case above in the ordinary course of business or as otherwise disclosed in the SEC Reports.

(e)         Buyer has the full right, power and authority to enter into this Agreement and to perform and to discharge its obligations hereunder and thereunder; and this Agreement has been duly authorized, executed and delivered by Buyer, and constitutes a valid and binding obligations of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally and by general principles of equity.

(f)         Buyer has an authorized capitalization as set forth in the SEC Reports, and all of the issued shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in all material respects in compliance with United States federal and state securities laws, and conform to the description thereof contained in the SEC Reports. As of March 16, 2015, there were 19,584,769 shares of Common Stock issued and outstanding, no shares of Preferred Stock, par value $0.0001 of Buyer, issued and outstanding and 3,943,286 shares of Common Stock were issuable upon the exercise of all options, warrants and convertible securities outstanding as of such date. All of Buyer’s options, warrants and other rights to purchase or exchange any securities for shares of Buyer’s capital stock have been duly authorized and validly issued and were issued in all material respects in compliance with United States federal and state securities laws. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Buyer. There are no authorized or outstanding shares of capital stock, options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of Buyer other than those described above or accurately described in the SEC Reports. The description of Buyer’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, as described in the SEC Reports, accurately and fairly present in all material respects the information required to be shown with respect to such plans, arrangements, options and rights.

(g)         The shares of Common Stock to be issued and sold by Buyer to Seller under the Agreement have been duly authorized and the Common Stock, when issued and delivered against payment therefor as provided in the Agreement will be validly issued, fully paid and non-assessable and free of any preemptive or similar rights and will conform to the description thereof contained in the SEC Reports.

(h)         The execution, delivery and performance of the Agreement by Buyer, the issue and sale of the shares of Common Stock by Buyer and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time or both): (i) result in any violation of the provisions of the articles or by-laws (or analogous governing instruments, as applicable) of Buyer; or (ii) to Buyer’s knowledge, result in the violation of any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the or any of its properties or assets.

(i)         No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Buyer of this Agreement, the issuance and sale by Buyer of the Shares, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws or the NASDAQ Capital Market in connection with the sale of the Shares.

(j)         Buyer has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Capital Market, nor has Buyer received any notification that the SEC or the

NASDAQ Capital Market is contemplating terminating such registration or listing. To Buyer’s knowledge, it is in compliance with all applicable listing requirements of the NASDAQ Capital Market. Buyer has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

(k)         The financial statements, together with the related notes and schedules, included in the SEC Reports fairly present in all material respects the financial position and the results of operations and changes in financial position of Buyer and other consolidated entities at the respective dates or for the respective periods therein specified. Such financial statements and related notes and schedules have been prepared in accordance with the GAAP applied on a consistent basis throughout the periods involved except as may be set forth in the related notes included in the SEC Reports. All disclosures contained in the SEC Reports, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply, in all material respects, with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The financial statements, together with the related notes and schedules, included in the SEC Reports comply in all material respects with the Exchange Act, and the Rules and Regulations and the rules and regulations under the Exchange Act. Buyer and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Reports.

(l)         Mayer Hoffman McCann P.C. (the “Accountant”), whose report on the consolidated financial statements of Buyer is filed with the SEC as part of Buyer’s most recent Annual Report on Form 10-K filed with the SEC, are and, during the periods covered by their report, were an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). To Buyer’s knowledge, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to Buyer.

(m)         To Buyer’s knowledge, all agreements between Buyer and third parties expressly referenced in the SEC Reports are legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent that (i) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles and (ii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

(n)         Except as set forth in the SEC Reports, there is no action, suit, claim or proceeding pending to which Buyer or a Subsidiary is a party or of which any property or assets of Buyer or any of its Subsidiaries is the subject which is required to be described in the SEC Reports and is not described therein, or which, individually or in the aggregate, if determined adversely to Buyer could have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby; and to the best of Buyer’s knowledge, no such action, suit, claim or proceedings is threatened.

(o)         To Buyer’s knowledge, and except as disclosed in the SEC Reports, Buyer and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Buyer IP”), necessary for the conduct of their respective businesses as now conducted except to the extent that the failure to own, possess, license or otherwise hold adequate rights to use such Buyer IP would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the SEC Reports (i) there are no rights of third parties to any such Buyer IP owned by Buyer and its Subsidiaries; (ii) to Buyer’s knowledge, there is no infringement by third parties of any such Buyer IP; (iii) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others challenging Buyer’s and its Subsidiaries’ rights in or to any such Buyer IP; (iv) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Buyer IP, other than patent application prosecution proceedings in the United States Patent Office, and foreign counterpart offices, with respect to pending patent applications owned or licensed by Buyer or its Subsidiaries; (v) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others that Buyer or its Subsidiaries infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of others; (vi) to Buyer’s knowledge, there is no third-party U.S. patent or published U.S. patent application which contains claims for which an Interference Proceeding (as defined in 35 U.S.C. §135) has been commenced against any patent or patent application described in the SEC Reports as being owned by or licensed to Buyer or its Subsidiaries; and (vii) to Buyer’s knowledge, Buyer and its Subsidiaries have complied with the terms of each agreement pursuant to which Buyer IP has been licensed to Buyer or such Subsidiary, and all such agreements are in full force and effect; except, in the case of any of the items described in clauses (i)-(vii) above, those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(p)        Except as set forth in the SEC Reports, Buyer and its Subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business as described in the SEC Reports; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of any of clauses (i), (ii) or (iii) above, for any such failure to comply or failure to receive required permits, licenses, other approvals or liability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)        Buyer and its Subsidiaries have, in all material respects, operated at all times and are, in all material respects, currently in compliance with all statutes, rules and regulations of the Governmental or Regulatory Authorities applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured, distributed or being studied by Buyer and its Subsidiaries (“Applicable Regulatory Laws”), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither Buyer nor any of its Subsidiaries has received any written notices or correspondence or other communications from, Governmental or Regulatory Authorities alleging or asserting material non-compliance with any Applicable Regulatory Laws.

(r)        Buyer and its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real or personal property which are material to the business of Buyer or such Subsidiary, free and clear of all liens, encumbrances, security interests, claims and defects that do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Buyer and any of its Subsidiaries; and all of the leases and subleases material to the business of Buyer and its Subsidiaries, and under which Buyer or any such Subsidiary holds properties described in the SEC Reports, are in full force and effect, and neither Buyer nor any Subsidiary has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Buyer or any such Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of Buyer or any such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(s)        Each of Buyer and its Subsidiaries carries, or is covered by, insurance provided by recognized, financially sound and reputable institutions with policies in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. Each of Buyer and its Subsidiaries has no reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither Buyer nor any Subsidiary has been denied any insurance coverage that it has sought or for which it has applied.

(t)        Buyer possesses all Permits which are necessary or desirable for the ownership of its properties or the conduct of its business as described in the SEC Reports except where any failures to possess or make the same, individually or in the aggregate, would not have a Material Adverse Effect. Buyer is in compliance in all material respects with all such Permits, and all such Permits are valid and in full force and effect, except where any non-compliance or the validity or failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(u)        Each of Buyer and its Subsidiaries (i) has timely filed (or filed an extension to file) all necessary federal, state, local and foreign tax returns, and all such filed returns were true, complete and correct, (ii) has paid all federal, state, local and foreign taxes, assessments, governmental or other charges due and payable for which it is liable, including, without limitation, all sales and use taxes and all taxes which Buyer and any of its Subsidiaries are obligated to withhold from amounts owing to employees, creditors and third parties (including independent contractors), and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the best of its knowledge, proposed against it, except those, in each of the cases described in clauses (i), (ii) and (iii) of this Section 7(u), that would not, individually or in the aggregate, have a Material Adverse Effect.

(v)        Buyer has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations disclosed in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the last financial statements included in the SEC Reports that would not reasonably be expected to be material to Buyer, (iii) liabilities under contracts (other than any such liability resulting from a breach or default thereunder) and (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(w)        Neither Buyer nor any of the Subsidiaries has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Buyer has not filed a report pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of its last Annual Report on Form 10-K, indicating that it has defaulted on any installment on indebtedness for borrowed money or on any rental on one or more long-term leases, which defaults, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(x)        Neither Buyer, nor any of the Subsidiaries, nor, to Buyer’s knowledge, any of their respective directors, officers or controlling persons has taken, directly or indirectly, any action designed, or that has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of Buyer to facilitate the sale or resale of the Shares.

(y)         Neither Buyer nor any of the Subsidiaries or any related entities (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual). Buyer and each of its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer’s internal control over financial reporting is effective and Buyer is not aware of any material weaknesses in its internal control over financial reporting (other than as set forth in the SEC Reports). Since the date of the latest audited financial statements of Buyer included in the SEC Reports, there has been no change in Buyer’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, Buyer’s internal control over financial reporting. Buyer has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for Buyer and designed such disclosure controls and procedures to ensure that material information relating to Buyer and each of its Subsidiaries is made known to the certifying officers by others within those entities, particularly during the period in which Buyer’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, is being prepared. Buyer’s certifying officers have evaluated the effectiveness of Buyer’s controls and procedures as of a date within 90 days prior to the filing date of the Form 10-K for the fiscal year most recently ended (such date, the “Evaluation Date”). Buyer presented in its Form 10-K for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and the disclosure controls and procedures are effective. Since the Evaluation Date, there have been no significant changes in Buyer’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Securities Act) or, to Buyer’s knowledge, in other factors that could significantly affect Buyer’s internal controls.

(z)         There is and has been no failure on the part of Buyer or, to Buyer’s knowledge, any of Buyer’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Each of the principal executive officer and the principal financial officer of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(aa)        Neither Buyer nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

(bb)        No labor disturbance by or dispute with employees of Buyer or any of its Subsidiaries exists or, to the knowledge of Buyer, is threatened which would reasonably be expected to result in a Material Adverse Effect.

(cc)        Neither Buyer nor any of the Subsidiaries is or, after giving effect to the offering and sale of the Shares, will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(dd)        The operations of Buyer and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions to which Buyer or its Subsidiaries are subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except as would not reasonably be expected to result in a Material Adverse Effect; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Buyer or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

(ee)        There are no transactions, arrangements and other relationships between and/or among Buyer, and/or, to the knowledge of Buyer, any of its affiliates and any unconsolidated entity, including, but not limited to, any structural finance, special purpose or limited purpose entity (each, an “Off Balance Sheet Transaction”) that would reasonably be expected to affect materially Buyer’s liquidity or the availability of or requirements for its capital resources, including those Off Balance Sheet Transactions described in the SEC’s Statement about Management’s Discussion and Analysis of Financial Conditions and Results of Operations (Release Nos. 33-8056; 34-45321; FR-61), required to be described in the SEC Reports which have not been described as required.

(ff)        Buyer is not a party to any agreement with an agent or underwriter for any other “at-the-market” or continuous equity transaction, except as disclosed in the Current Report on Form 8-K filed with the SEC on March 2, 2015.

(gg)        To the knowledge of Buyer, each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by Buyer or any of its affiliates for employees or former employees of Buyer and any of its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to Buyer with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

(hh)        No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) (a “Forward-Looking Statement”) contained in the SEC Reports has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ii)        The issuance, sale and delivery of the Shares will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(jj)        (i) Neither Buyer nor, to Buyer’s knowledge, the Subsidiaries, nor to Buyer’s knowledge, any of their respective executive officers has, in the past five years, made any unlawful contributions to any candidate for any political office (or failed fully to disclose any contribution in violation of law) or made any contribution or other payment to any official of, or candidate for, any federal, state, municipal, or foreign office or other person charged with similar public or quasi-public duty in violation of any law or of the character required to be disclosed in the SEC Reports; (ii) except as described in the SEC Reports, there are no material outstanding loans or advances or material guarantees of indebtedness by Buyer or, to Buyer’s knowledge, any Subsidiary to or for the benefit of any of their respective officers or directors or any of the members of the families of any of them; and (iii) Buyer has not offered, or caused any placement agent to offer, Common Stock to any person with the intent to influence unlawfully (A) a customer or supplier of Buyer or any Subsidiary to alter the customer’s or supplier’s level or type of business with Buyer or any Subsidiary or (B) a trade journalist or publication to write or publish favorable information about Buyer or any Subsidiary or any of their respective products or services, and, (iv) neither Buyer nor any Subsidiary nor, to Buyer’s knowledge, any employee or agent of Buyer or any Subsidiary has made any payment of funds of Buyer or any Subsidiary or received or retained any funds in violation of any law, rule or regulation (including, without limitation, the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention of funds is of a character required to be disclosed in the SEC Reports.

(kk)        Neither the execution of this Agreement, nor the issuance, offering or sale of the Shares, nor the consummation of any of the transactions contemplated herein and therein, nor the compliance by Buyer with the terms and provisions hereof and thereof will conflict with, or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Buyer pursuant to the terms of any contract or other agreement to which Buyer may be bound or to which any of the property or assets of Buyer is subject, except (i) such conflicts, breaches or defaults as may have been waived and (ii) such conflicts, breaches and defaults that would not reasonably be expected to have a Material Adverse Effect; nor will such action result (x) in any violation of the provisions of the organizational or governing documents of Buyer, or (y) in any material violation of the provisions of any statute or any order, rule or regulation applicable to Buyer or of any court or of any federal, state or other regulatory authority or other government body having jurisdiction over Buyer, other than, with respect to this clause (y) only, any violation that would not reasonably be expected to have a Material Adverse Effect.

(ll)        (i) Buyer represents that, neither Buyer nor any of its Subsidiaries (collectively, the “Entity”) or, to Buyer’s knowledge, any director, officer, employee, agent, affiliate or representative of the Entity, is a government, individual, or entity (in this Section 7(ll), “Person”) that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria). (ii) The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise). (iii) The Entity represents and covenants that, except as detailed in the SEC Reports, for the past 5 years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(mm)        Except as disclosed in the SEC Reports, Buyer has filed with the Governmental or Regulatory Authorities all required filings, declarations, listings, registrations, reports or submissions with respect to Buyer’s products that are described in the SEC Reports, except where the failure to file could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all such filings, declarations, listings, registrations, reports or submissions were in material compliance with Applicable Regulatory Laws when filed.

(nn)        Buyer and its representatives have made all inspections and investigations relating to the Products and the Purchased Assets deemed necessary or desirable by Buyer. Subject to the representations and warranties of Seller set forth in Article 6, Buyer acknowledges and agrees that the Purchased Assets are otherwise sold “as is, where is” and Buyer accepts the Purchased Assets in the condition they are in. In light of such inspections and investigations, and the representations and warranties expressly made to Buyer by Seller in this Agreement and the certificates and other documents delivered pursuant hereto, BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto. Buyer further acknowledges and agrees that neither Seller, its Affiliate, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, any of the manufacture, marketing and sale of the Products or the Compounds, the Programs, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or the certificates or other documents delivered pursuant hereto or thereto, and neither Seller nor any of its Affiliates or any other Person will have, or be subject to, any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives, or Buyer’s use of, any such information, including any information provided in the Seller Dataroom or otherwise provided to Buyer prior to the Closing.

ARTICLE 8

COVENANTS OF THE PARTIES

8.1        Public Announcements. Neither Seller, Buyer nor any of their respective Affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, including any federal or state securities Law, upon the advice of counsel and only if the disclosing Party (x) provides the non-disclosing Party with an opportunity to first review the release or other public announcement, (y) consults with the non-disclosing Party (whether such Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the non-disclosing Party to comment thereon and (z) after its release, shall provide the non-disclosing Party with a copy thereof. If a Party, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Documents, must be filed with the SEC, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Transaction Document) which it intends to file and any draft correspondence with the SEC requesting the confidential treatment by the SEC of those redacted sections of the Agreement or the other Transaction Documents, and will give due consideration to any comments provided by such other Party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by such other Party or its counsel. Following the Closing, Buyer shall be entitled to make such public announcements as it deems appropriate related to Products and Compounds; provided, that, without Seller’s prior written consent, no such announcement shall contain any reference to any Transaction Document or the terms set forth therein or Seller, its Affiliates or actions taken with respect to Products or Compounds prior to the Closing Date other than references materially consistent with those previously approved by Seller.

8.2             Corporate Names.

Following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby, whether through the transfer of any labels or packaging, or advertising, marketing, sales and promotional materials, to any Trademarks owned or used by, or relating to, Seller or any of the Affiliates of Seller or any of their products; provided, however, that without limiting or derogating from the foregoing, Buyer may use the Compound Inventory and Product Inventory provided by Seller to Buyer under this Agreement regardless of whether such Compound Inventory or Product Inventory includes labels containing Trademarks owned or used by, or relating to, Seller or any of the Affiliates of Seller or any of their products.

8.3             Regulatory Matters.

(a)         Buyer and Seller shall use their commercially reasonable efforts to complete the transfer of the INDs included in the Purchased Assets, at Buyer’s sole cost and expense, as promptly as possible after the Closing.

(i)         Promptly after the Closing, Seller shall send a letter to the FDA in substantially the form set forth as Exhibit G-1 stating that the rights to the INDs included in the Purchased Assets have been transferred to Buyer, and that Buyer is the new owner of such INDs. Within five (5) Business Days after Seller has sent the letters referenced in the preceding sentence, Buyer shall send a letter to the FDA in substantially the form set forth as Exhibit G-2 stating its commitment to assume ownership of, and all rights and obligations related to, such INDs.

(ii)         Both parties shall provide the other party with copies of the letters sent to the FDA associated with such IND transfers.

(b)         From and after the Closing, Buyer, at its sole cost and expense, shall be solely responsible and liable for taking all actions, paying all fees and conducting all communication with the FDA or other Governmental or Regulatory Authority as required by Law in respect of any Regulatory Filing, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority.

8.4             Adverse Experience Reports. Seller shall promptly submit to Buyer all adverse drug experience information brought to the attention of Seller in respect of Compounds or Current Products, as well as any material events and matters concerning or affecting the safety or efficacy of Compounds or Current Products, each as they relate to activities of Seller prior to the Closing, but which are received or as to which Seller becomes aware following the Closing. After the Closing, Buyer shall have all responsibility for required reporting of adverse experiences for Compounds and Products, but such reporting shall not limit Seller’s obligation for any actions necessary with respect to Products distributed prior to the Closing based upon the facts and circumstances contained in such adverse drug experience information.

8.5             Affiliates. Each Party hereto shall cause its respective Affiliates to comply with the terms of this Agreement that bind Affiliates of such Party.

8.6             Access. Seller shall use commercially reasonable efforts to transfer to Buyer on the Closing Date the Books and Records included within the Purchased Assets, Regulatory Filings included within the Purchased Assets and Product Data included within the Purchased Assets that are reasonably identifiable and reasonably separable from other books and records of Seller. To the extent that Seller is unable to transfer any such Books and Records, Regulatory Filings and Product Data on the Closing Date, Seller shall use commercially reasonable efforts to deliver such Books and Records, Regulatory Filings and Product Data to Buyer within ninety (90) days following the Closing Date; provided, however, that Seller’s obligations under this Section 8.6 shall expire on the second (2nd) anniversary of the Closing Date.

Following the Closing, Buyer will preserve all books and records included within the Purchased Assets for applicable periods of time as required by the FDA and any other applicable Governmental or Regulatory Authority and, subject to Section 10.1 hereof, make such books and records available for inspection and copying by Seller, its Affiliates or their respective representatives, at Seller’s expense, upon reasonable request and upon reasonable notice; provided, that such books and records shall be made available only to the extent such availability is necessary for the purposes of enabling Seller or its Affiliates to comply with its regulatory obligations or to defend claims for Excluded Liabilities. Any such access by Seller or its Affiliates shall not unreasonably interfere with the conduct of the business of Buyer.

8.7             Covenant Not to Sue; Non-Competition.

(a)         Seller, on behalf of itself and its Affiliates, and its and their successors and assigns (including any successor, assigns to, or licensee (with rights to enforce) of any of the Non-Assert IP), hereby covenant not to, or to materially assist any third party to, sue, assert any claim or counterclaim against, or otherwise participate in any Action or Proceeding against Buyer, its Affiliates, and/or its or their respective successors and assigns, direct or indirect customers, doctors, patients, licensees, service providers, distributors, wholesalers, resellers, retailers, or direct and indirect suppliers to the extent claiming that the Exploitation of the Compounds and/or the Current Products infringes, dilutes, conflicts with, misappropriates or otherwise violates any of the Non-Assert IP, provided, that the foregoing shall not apply to any other pharmaceutical active ingredient other than the Compounds. Seller and its Affiliates and each of its and their successors and assigns (or any successors and assigns to any of the Non-Assert IP) shall impose the foregoing covenant not to sue on any third party to which Seller or any of its Affiliates sells, exclusively licenses, grants any right to assert, or assigns any of the Non-Assert IP. Notwithstanding anything herein to the contrary, this Section 8.7 shall not apply to any Treanda Litigation.

(b)         Seller and its Affiliates and each of its and their successors and assigns covenants and agrees not to challenge (and/or participate in any challenge to) the ownership, inventorship, enforceability, scope or validity of any of the Registered Intellectual Property and/or any Patents owned by Buyer following the Closing Date that claim priority to or issue from any of the Registered Intellectual Property to the extent claiming any of the Compounds or the Products (including any Patents listed in the FDA’s publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations with respect to the Products) in a court of competent jurisdiction or other forum (e.g., the U.S. Patent and Trademark Office or International Trade Commission), provided, that the foregoing shall not restrict Seller and its Affiliates from (i) responding in good faith to any lawfully issued subpoena calling for Seller or an Affiliate of Seller to provide documents or testimony or otherwise disclose information, or (ii) commencing any such challenge in response to a proceeding for infringement of any Patent (other than with respect to issued or pending claims covering a composition of matter or method of use or manufacture of a Compound, whether alone or as the sole active ingredient in a Current Product) brought after the Effective Date by or on behalf of Buyer or any of its Affiliates or any of their licensees, successors or assigns to the extent arising out of Exploitation of any compound or product other than a Compound or Current Product.

(c)         Buyer hereby grants Seller the exclusive right and option to manufacture, supply, and market an Authorized Generic of each Product. The foregoing option will be exercisable by Seller, on a Product-by-Product basis, upon written notice delivered to Buyer on a date no later than ninety (90) days following the earlier to occur of (i) Buyer notifying Seller of its receipt of notice that a third party has filed an ANDA or a 505(b)(2) NDA and related certification pursuant to 21 U.S.C. §355(j)(2)(A)(vii)(IV) or §355(b)(2)(A)(iv) with respect to such Product, and (ii) Buyer notifying Seller of its desire to market an Authorized Generic for such Product (such 90-day period, the “Option Election Period”). Buyer shall notify Seller within two (2) business days of its receipt of any such notification or of making such decision to market an Authorized Generic for such Product (such notice, the “Buyer Option Notice”). In the event Seller exercises such option for a Product, Seller and Buyer will cooperate in good faith to determine and prepare for the manufacture, supply and launch of such Authorized Generic by Seller or its Affiliates. The launch of any such Authorized Generic by Seller shall not be earlier than the date on which Seller is permitted to launch such Authorized Generic pursuant to the contract entered into between the Parties regarding the terms of Seller’s right to manufacture, supply, and market an Authorized Generic of such Product. In the event the Parties are unable to reach agreement on the terms of Seller’s right to manufacture, supply, and market an Authorized Generic of a Product within ninety (90) days following Seller’s notice to Buyer, Buyer may, or permit a third party to, launch an Authorized Generic of such Product only if either (A) the overall deal value is at least twenty percent (20%) more than the overall deal value offered by Seller for such Authorized Generic or (B) it has been more than one (1) year since Buyer provided Seller with the Buyer Option Notice. In the event Seller does not exercise the foregoing option with respect to a Product within the Option Election Period, Buyer may, or permit a third party to, launch an Authorized Generic of such Product. Except as expressly set forth in this Section 8.7(c), neither Buyer nor any of its Affiliates shall sell, offer to sell, commercialize or otherwise market an Authorized Generic of any Product, and will not license, authorize, permit or otherwise enable or contract with, any third party to sell, offer to sell, commercialize or otherwise market an Authorized Generic of any Product.

(d)         For a period of four (4) years following the Closing, neither Seller nor any of its Affiliates shall, clinically develop, seek regulatory approval for or otherwise commercialize a Competing Product anywhere in the world, or transfer or license rights to any Person to clinically develop, seek regulatory approval for or otherwise commercialize a Competing Product. Notwithstanding the foregoing, if (i) a Business Combination occurs with respect to Seller or an Affiliate of Seller with a third party or (ii) Seller or an Affiliate of Seller acquires a third party (including by a merger or consolidation) so that such third party becomes an Affiliate over which Seller or another Affiliate of Seller has control (as defined in Exhibit A), or (iii) Seller or an Affiliate of Seller acquires all or substantially all of the assets of a third party (including any subsidiaries or divisions thereof) (each of (i), (ii) and (iii), a “Seller Acquisition”), and, in each case, the third party (or any of such third party’s Affiliates or any successors or assigns of such third party or such third party’s Affiliates, other than Seller and its Affiliates as of the Seller Acquisition) already has, or the acquired assets contain, as applicable, a program that existed prior to, or was planned prior to and is demonstrably to be implemented shortly after, the Seller Acquisition, in each case that would otherwise violate this Section 8.7(d) (a “Seller Business Program”), then such third party (or any of such third party’s Affiliates or any successors or assigns of such third party or such third party’s Affiliates, other than Seller and its Affiliates as of the Seller Acquisition), as applicable, will be permitted to initiate, pursue and continue such Seller Business Program after such Seller Acquisition and such initiation, pursuit and continuation will not constitute a violation of this Section 8.7(d); provided that (A) the Seller Business Program will use separate personnel different from the personnel used by Seller on the Programs, (B) the primary purpose of the Seller Acquisition is not to obtain the Seller Business Program and (C) the Seller Business Program constitutes less than twenty percent (20%) of the overall value of the Seller Acquisition as determined in good faith by Seller, provided, further that if any such Seller Business Program is excluded on account of the foregoing clause (B) or (C) of this proviso, Seller will divest such putative Seller Business Program within twelve (12) months of the closing date of the applicable Seller Acquisition, or shut down such putative Seller Business Program within twelve (12) months of the closing date of the applicable Seller Acquisition (which 12-month period in foregoing shut down scenario may be extended to the extent required for regulatory or other legal reasons), but shall not be required to stop working on such Seller Business Program during such 12-month period, provided that the foregoing clause (A) will continue to apply to Seller during such 12-month period with respect to such Seller Business Program. In addition, the foregoing covenant shall not restrict Seller and its Affiliates from Exploiting one or more Generic Equivalents that do not contain any of the Compounds or Products, alone or in combination, as an active pharmaceutical ingredient. Buyer acknowledges and agrees that nothing in this Section 8.7 shall restrict Seller from entering into one or more agreements with third parties wherein Seller (x) agrees to utilize its sales force to promote, market, offer for sale, sell, distribute and import a third party’s Competing Product, provided, that Seller does not develop or manufacture such Competing Product at any time during the four (4) years following the Closing, or (y) is licensed or otherwise permitted to manufacture, sell, offer for sale, market, import, distribute, or otherwise commercialize an Approved Third Party Product that is a Competing Product, provided, that Seller does not develop such Competing Product at any time during the four (4) years following the Closing other than any development required to maintain regulatory approval for such Competing Product. Notwithstanding anything to the contrary contained in this Section 8.7(d), on a Buyer Target-by-Buyer Target basis, if Buyer provides written notice to Seller that Buyer has ceased Exploitation of all Compounds and Products directed against a Buyer Target as required by Section 8.11, then this Section 8.7(d) shall terminate solely with respect to such Compounds and Products, and any other Competing Product that is also directed against such Buyer Target, provided such Competing Product is not also directed against a Buyer Target that Buyer is continuing to Exploit.

(e)         Seller and its Affiliates and each of its and their successors and assigns covenants and agrees not to challenge by way of any judicial or administrative action in any forum, the scope, validity, or legality of any exclusive regulatory period granted by the FDA or any other Governmental or Regulatory Authority with respect to any Product; provided, that the foregoing shall not restrict Seller and its Affiliates from commencing any such challenge to the extent arising out of Exploitation of any compound or product other than a Compound or Product.

(f)         In the event of a breach of any provision of this Section 8.7, Buyer may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violation of such provisions. Seller recognizes that the restrictions contained in, and the terms of, this Section 8.7 are properly required for the adequate protection of Buyer’s rights hereunder, and agrees that if any provision in this Section 8.7 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

8.8             Further Assurances.

(a)             Following the Closing for a period of one (1) year, Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b)             Within sixty (60) days after the Closing, Seller will host on-site meetings over a three (3) day period, during Seller’s normal business hours and in such a manner as not to interfere unreasonably with Seller’s normal business activities, to (i) make the personnel identified in Section

8.8(b) of the Seller Disclosure Schedule who are employed by Seller or its controlled Affiliates reasonably available to Buyer, at no charge to Buyer, for the purpose of allowing Buyer to discuss the Purchased Assets and Exploitation of the Compounds, Products and Purchased Assets and (ii) reasonably assist with the facilitation of the establishment of a relationship between Buyer and Seller’s contract counterparties relating to the Purchased Assets, including licensors and suppliers. Following such 60-day period, Seller will reasonably respond in good faith to any requests reasonably made by Buyer for the purposes of allowing Buyer to fully understand the Purchased Assets and how to Exploit the Compounds, Products and Purchased Assets or facilitating the establishment of relationships between Buyer and Seller’s contract counterparties relating to the Purchased Assets provided, however, that Seller’s obligations under this Section 8.8 shall be limited to ten (10) hours per week and expire on the first (1st ) anniversary of the Closing Date.

8.9             Tax Matters.

(a)         Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Programs, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets, the Programs or the Allocation. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(b)         Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period and shall be entitled to any refunds of such Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Post-Closing Tax Period and shall be entitled to any refunds of such Property Taxes attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; the portion allocable to the Post-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period included in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period. Any refund of Property Taxes with respect to the Purchased Assets for the Straddle Period shall be similarly apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in the manner described in the preceding sentence. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Buyer, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.9(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 8.9(b), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)         Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to adversely impact Buyer’s ownership of the Purchased Assets or the Programs.

(d)         At the Closing, Seller shall deliver to Buyer such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Buyer, certifying that the transactions contemplated under this Agreement are exempt from withholding under Section 1445 of the Code.

(e)         Any payments made pursuant to Section 8.9 or Article 9 shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by applicable Law.

8.10            Market Stand-Off. Seller hereby agrees that it will not for a period ending on the earlier to occur of one (1) year after the Closing and a Buyer Fundamental Event:

(a)         offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Buyer Common Stock or other equity securities of Buyer whether now owned or hereafter acquired by Seller or with respect to which Seller has or hereafter acquires the power of disposition, in each case, other than to an Affiliate of Seller; and

(b)         purchase or otherwise acquire any additional Buyer Common Stock or other equity securities of Buyer; provided, however, that Seller may purchase additional Buyer Common Stock or other equity securities of Buyer directly from Buyer or in future underwritten offerings conducted by Buyer.

8.11            Reporting. After the Closing, Buyer shall prepare and maintain, and will cause its licensees and sublicensees to prepare and maintain, reasonably complete and accurate records regarding the Development of Compounds and Products, and regulatory approvals and commercialization activities related to Products worldwide. Until such time as Seller has sold or otherwise disposed of all of the Shares, Buyer shall provide to Seller semi-annual reports describing in reasonable detail Buyer’s efforts with respect to Exploitation, regulatory approvals and commercialization of the Compounds, including (i) a description of material Development activities performed during such 6-month period and planned for the next 12-month period; (ii) the results of any human clinical studies; (iii) any IND or NDA regulatory submissions or approvals made or received for Products; and (iv) a description of commercialization activities performed for the Products during such 6-month period and planned for the next 12-month period. In addition, Buyer will reasonably respond in good faith to any requests reasonably made by Seller for additional information regarding any such activities. Without limiting the foregoing, until such time as Seller has sold or otherwise disposed of all of the Shares, in the event that Buyer elects to cease Exploitation of all Compounds and Products directed against a Buyer Target, then Buyer shall notify Seller within thirty (30) days of making such election.

8.12            Diligence. Beginning as of the Closing and ending at the time when Seller has sold or otherwise disposed of all of the Shares, Buyer (itself or through one or more licensees or sublicensees) will use Commercially Reasonable Efforts to Exploit the Compounds or the Products. Buyer’s obligation to use Commercially Reasonable Efforts to Exploit the Compounds and the Products shall include using

Commercially Reasonable Efforts to (i) Develop the Compounds and Products and obtain regulatory approvals therefor, (ii) timely prepare, file and prosecute all filings, submissions, authorizations and approvals related to any IND or NDA for each Product with Governmental or Regulatory Authority in each major market for such Product, and (iii) commercialize the Products after obtaining regulatory approval therefor in each major market.

8.13         Insurance. As of the Closing Date, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of Seller and its Affiliates, and not for the benefit of Buyer. As of the Closing Date, Buyer agrees to arrange its own insurance policies with respect to the Purchased Assets and Assumed Liabilities covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets and Assumed Liabilities.

8.14         No Integration. Buyer shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of Buyer shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Securities to Seller, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of Nasdaq such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

8.15         Additional Agreements. As promptly as possible after the Closing, the Parties shall (i) enter into a supply agreement, which shall include the terms set forth on Exhibit E hereto, (ii) use their commercially reasonable efforts, and cooperate in good faith with each other and Champions, to obtain an amendment to the Champions Agreement to provide for (x) an agreement between Seller and Champions and (y) an agreement between Buyer and Champions relating to the CEP-40125 program and (iii) if requested by Buyer, use their commercially reasonable efforts, and cooperate in good faith with each other, including with respect to seeking any related third party consents, to assign any Contract identified as (A) a “Post-Closing Agreement” in Section 6.6(a) of the Seller Disclosure Schedule or (B) otherwise identified in writing by either Party after the Closing, in whole or in part (with respect to the applicable Program), and mutually agreed between the Parties in accordance with and subject to the terms of Section 2.2 of this Agreement (as if such Contract was a Purchased Asset not sold, assigned, transferred, conveyed or delivered to Buyer at Closing).

ARTICLE 9

INDEMNIFICATION

9.1             Survival of Representations, Warranties, Etc.

  The representations and warranties made by either Party in this Agreement shall survive the Closing and shall terminate and expire eighteen (18) months after the Closing, provided that the representations and warranties contained in Section 6.13 (Taxes) hereof shall terminate and expire sixty (60) days following the expiration of any applicable statute of limitation, and any Liability of either Party with respect to such representations and warranties (other than for Damages attributable to fraud) shall thereupon cease; provided, however, that if, at any time prior to such expiration date, notice of any claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, shall have been given prior to the applicable expiration date and such notice describes the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms, and the period during which a claim for indemnification may be asserted in connection therewith shall survive the Closing until sixty (60) days following the expiration of any applicable statute of limitation, and any Liability of either Party with respect to such covenant or agreement shall thereupon cease.

9.2             Indemnification.

(a)         By Seller. Subject to Sections 9.3 and 9.4, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the “Damages”) incurred by a Buyer Indemnified Party to the extent arising or resulting from:

(i)         any inaccuracy or breach of any representation or warranty of Seller herein or in the Intellectual Property Assignment Agreement, the Assignment and Assumption Agreement or the Bill of Sale (collectively, the “Transfer Agreements”);

(ii)         any breach of any covenant or other agreement of Seller or any of its Affiliates herein or in a Transfer Agreement; or

(iii)         the assertion by a third party against any Buyer Indemnified Party of any Excluded Liability after the Closing.

(b)         By Buyer. Subject to Sections 9.3 and 9.4, from and after the Closing, Buyer shall indemnify, reimburse, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by a Seller Indemnified Party to the extent arising or resulting from:

(i)         any inaccuracy or breach of any representation or warranty of Buyer herein or in a Transfer Agreement;

(ii)         any breach of any covenant or other agreement of Buyer herein or in a Transfer Agreement;

(iii)         the assertion by a third party against any Seller Indemnified Party of any Assumed Liability from and after the Closing; or

(iv)         any action instituted against Seller in any capacity, or any of their Affiliates or any designee of Seller holding any Shares, by any stockholder of Buyer who is not an Affiliate of Seller, with respect to the sale and transfer of the Shares from Buyer to Seller (unless such action is based upon a breach of Seller’s representations, warranties or covenants under this Agreement or any violations by Seller of state or federal securities laws).

(c)         Procedures. The indemnified party (the “Indemnified Party”) shall give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) (but in no event more than thirty (30) days after discovery) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 9.2(a) or Section 9.2(b); provided, however, in no event shall the Indemnifying Party be liable for any Damages that result from any delay in providing such notice except to the extent that the rights of the Indemnifying

Party are materially prejudiced by the failure to give notice. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party (but in no event more than thirty (30) days after discovery) copies of all papers and official documents received in respect of any Damages or the related claims. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement.

(d)         Third Party Claims. The obligations of an Indemnifying Party under this Section 9.2 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 9.2(a) or Section 9.2(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i)         With respect to Third Party Claims that involve Excluded Liabilities (in the case of Seller as the Indemnifying Party) or Assumed Liabilities (in the case of Buyer as the Indemnifying Party) or that relate to the payment of money damages, at its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such action within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such action. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel reasonably selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of and continue to defend a Third Party Claim, except as provided in subsection (ii) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

(ii)         Without limiting Section 9.2(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment of separate legal counsel shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.2(d)(i) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnified Party shall have the right to assume the claim with respect to such defenses of such action on behalf of the Indemnified Party). The Indemnifying Party shall not, in the defense of a claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

(iii)         With respect to Third Party Claims for which the Indemnifying Party does not so notify the Indemnified Party within the thirty (30) day period of its election to proceed with the control and defense of such Third Party Claim pursuant to Section 9.2(d)(ii), or if such Third Party Claim cannot be assumed by the Indemnifying Party to Section 9.2(d)(ii) then: (i) the Indemnified Party shall diligently defend such Third Party Claim; (ii) the Indemnifying Party shall use commercially reasonable efforts to make available to the Indemnified Party any documents and materials that are under the direct or indirect control of the Indemnifying Party or any of its Affiliates that may be necessary to the defense of such Third Party Claim (which, for the avoidance of doubt, shall not require the disclosure of information subject to privilege or highly confidential information of such party); and (iii) the Indemnifying Party shall otherwise cooperate as reasonably requested by the Indemnified Party in the defense of such Third Party Claim.

(iv)         With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.2(d)(i) and that will not result in the Indemnitee’s becoming subject to injunctive or other relief, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.2(d)(i), the Indemnifying Party shall not have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, if an Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Indemnitee shall have deemed to have waived all rights to indemnification hereunder by the Indemnifying Party with the respect to such Third Party Claim.

(v)         If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection with any of the foregoing.

(e)         Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.3             Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(a)         Seller will not be required to indemnify Buyer under Section 9.2(a)(i) except to the extent that the cumulative amount of the Damages under Section 9.2(a)(i) actually incurred by the Buyer Indemnified Parties exceeds $100,000 (the “Deductible”) at which point Seller will be required to pay, and will have Liability for, the cumulative amount of the Damages under Section 9.2(a)(i) actually incurred by the Buyer Indemnified Parties in excess of the Deductible; provided that this sentence shall not apply with respect to any inaccuracy or breach of any representations or warranties contained in Sections 6.5 or 6.13.

(b)         Buyer will not be required to indemnify Seller under Section 9.2(b)(i) except to the extent that the cumulative amount of the Damages under Section 9.2(b)(i) actually incurred by the Seller Indemnified Parties exceeds the Deductible, at which point Buyer will be required to pay, and will have Liability for, the cumulative amount of the Damages under Section 9.2(b)(i) actually incurred by the Seller Indemnified Parties in excess of the Deductible; provided that this sentence shall not apply with respect to any claim for Damages under Section 9.2(b)(i) that is related to representations or warranties made by Buyer regarding the sale, transfer or registration of the Shares to Seller or any of its Affiliates or designees.

(c)         In no event shall the aggregate out-of-pocket Liability of Seller for any Damages pursuant to Section 9.2(a)(i) exceed $1,500,000 (the “Seller R&W Cap”); provided that the Seller R&W Cap shall not apply with respect to any inaccuracy or breach of any representations or warranties contained in Sections 6.5 or 6.13. In no event shall the aggregate out-of-pocket Liability of Seller for any Damages pursuant to Section 9.2(a) exceed $15,000,000 (the “Seller Overall Cap”); provided that the Seller Overall Cap shall not apply with respect to (i) any breach of Section 8.7 and (ii) any Damages pursuant to Section 9.2(a)(iii).

(d)         The amount of any Damages subject to indemnification under Section 9.2 shall be calculated net of (x) any insurance proceeds actually received by the Indemnified Parties on account of such Damages and/or (z) any indemnification actually paid by any third party as follows:

(i)         The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Damage by exhausting any available remedies against insurers to the same extent as they would if such Damage were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Damage for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly delivered to Seller.

(ii)         The Indemnifying Party shall be subrogated to all rights of the Indemnified Party in respect of any Damage borne by the Indemnifying Party. The Indemnified Party shall use commercially reasonable efforts to bring indemnity claims against any third party who has an indemnification obligation to either of them with respect to any Damage and to diligently pursue such claims until finally adjudicated.

(e)         All Damages incurred by any Buyer Indemnified Party in respect of a breach of the representations and warranties in Section 6.13 (other than Sections 6.13(c), (d) and (f)) shall be limited to losses in respect of Taxes incurred in or attributable to the Pre-Closing Tax Period.

(f)         No Party shall be entitled to indemnification under this Article 9 to the extent Damages result from the gross negligence or intentional misconduct of the Party seeking indemnification.

(g)         Except with respect to claims based on fraud or willful misconduct, after the Closing:

(i)         the right of the Buyer Indemnified Parties to indemnification under this Article 9 and claims for specific performance and injunctive relief pursuant to Sections 8.7(f) and 10.1(c) shall be the exclusive remedies of the Buyer Indemnified Parties with respect to claims arising or resulting from (A) any inaccuracy or breach of any representation or warranty of Seller or any of its Affiliates in this Agreement and the Transfer Agreements; (B) any breach of any covenant or other agreement of Seller or any of its Affiliates in this Agreement and the Transfer Agreements; or (C) any Excluded Liability; and

(ii)         the right of the Seller Indemnified Parties to indemnification under this Article 9 and claims for specific performance and injunctive relief pursuant to Section 10.1(c) shall be the exclusive remedies of the Seller Indemnified Parties with respect to claims arising or resulting from (A) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement and the Transfer Agreements; (B) any breach of any covenant or other agreement of Buyer in this Agreement and the Transfer Agreements; or (C) any Assumed Liability.

(h)         Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(i)         Anything herein to the contrary notwithstanding, no Buyer Indemnified Party shall be entitled to any indemnification under this Agreement with respect to any breach of any representation, warranty or covenant to the extent any Buyer Indemnified Party could have, with reasonable efforts, mitigated or prevented the Damage with respect to such breach. Each Party and each other Indemnified Party shall take all reasonable steps to mitigate Damages for which indemnification may be claimed by them under this Agreement promptly upon and after becoming aware of any event that could reasonably be expected to give rise to any such Damages.

9.4             Payments. Except for Damages pursuant to a breach of any provision of Section 8.7 or pursuant to Section 9.2(a)(iii), Seller may, at its option, elect to pay a portion or all of any Damages payable for indemnification claims to the Buyer Indemnified Parties pursuant to this Article 9 (a) by check or wire transfer of immediately available funds and/or (b) by transferring (or having its Affiliate transfer) to Buyer a number of shares of Buyer Common Stock equal to (x) such portion of the Damages to be paid using Buyer Common Stock divided by (y) the Buyer Stock Price calculated as of the date of such transfer. The Seller (or its Affiliate) shall promptly execute any documents reasonably required by Buyer to transfer the shares of Buyer Common Stock to Buyer and return any original certificates representing such shares to Buyer. Payments by Seller for Damages pursuant a breach of any provision of Section 8.7 or pursuant to Section 9.2(a)(iii) shall be made solely by check or wire transfer of immediately available funds. Notwithstanding anything to the contrary contained in this Agreement, any cash payments made pursuant to this Article 9 shall be made by check or wire transfer of immediately available funds.

9.5         Consequential Damages.

NO PARTY TO THIS AGREEMENT SHALL BE LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES OR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR MULTIPLES OF PROFITS OR CASH FLOWS OR SIMILAR VALUATION METHODOLOGIES), OR DIMINUTIONS IN VALUE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF EITHER PARTY HEREUNDER WITH RESPECT TO DAMAGES RESULTING FROM A THIRD PARTY CLAIM OR FROM A MATERIAL BREACH OF SECTION 8.7 (OTHER THAN PUNITIVE OR EXEMPLARY DAMAGES).

ARTICLE 10

MISCELLANEOUS

10.1         Confidentiality.

(a)         In addition to the restrictions set forth in Section 8.1, each Party agrees that at and after the Closing, it shall not, without the prior written consent of the other Party, (i) disclose to any Person such other Party’s Confidential Information (as defined below), except to those of its and its Affiliates’ employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or (ii) use any of such other Party’s Confidential Information for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that disclosure of Confidential Information of the other Party is required to be made under applicable Law (including the requirements of a national securities exchange or another similar regulatory body) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Information shall (to the extent legally permitted) provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or waive the disclosing Party’s compliance with the provisions of this Section 10.1(a). In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s Confidential Information may disclose only that portion of the Confidential Information that its legal counsel advises it is legally required to disclose, provided that it exercises its commercially reasonable efforts to preserve the confidentiality of such other Party’s Confidential Information, at such other Party’s expense, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b)         The term “Confidential Information” as used in this Section 10.1 means (i) as to Buyer, all confidential information exclusively relating to Buyer’s business, the Programs, and the Purchased Assets and the Assumed Liabilities, and (ii) as to Seller, all confidential information relating to the business and operations of Seller, including the Excluded Assets and the Excluded Liabilities or other obligations other than the Assumed Liabilities, but not including the Programs or Purchased Assets, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information that (A) becomes generally available to the public other than as a result of disclosure by the disclosing Party, (B) becomes available to the disclosing Party on a non-confidential basis from a source other than the non-disclosing Party, provided that such source is not known by the disclosing party to be bound by a confidentiality agreement with the non-disclosing Party, or (C) was previously known by the non-disclosing Party as evidenced by the non-disclosing Party’s written records, provided that the exception provided by this subsection (C) shall not apply in the case of Seller’s prior knowledge of information relating to the Programs, the Compounds, the Products or the Purchased Assets in existence prior to the Closing.

(c)         In the event of a breach of any provision of this Section 10.1, Buyer or Seller may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violation of such provisions.

10.2             Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to Buyer to:	Ignyta, Inc. 11111 Flintkote Avenue San Diego, California 92121
Attention: Jonathan E. Lim, M.D. Facsimile: (858) 255-5960

With copies to (which shall not constitute notice):

Ignyta, Inc.
11111 Flintkote Avenue
San Diego, California 92121 Attention: Matthew W. Onaitis, Esq. Facsimile: (858) 255-5960

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130 Attention: Cheston J. Larson, Esq.
Facsimile: (858) 523-5450

If to Seller to:	Cephalon, Inc.
c/o Teva Pharmaceuticals USA, Inc.
425 Privet Road
Horsham, PA 19044
Attention: Legal Department
Fax (215) 293-6499

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
53 State Street
Boston, MA 02109 Attention: Kingsley L. Taft, Esq.
Facsimile: (617) 801-8857

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.2, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section 10.2, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 10.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 10.2). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section 10.2.

10.3         Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

10.4         Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.5         Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

10.6         Third Party Beneficiaries. Except as provided for in Article 9, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.7         Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld) and any attempt to do so will be void; provided, however, such prior written consent will not be required with respect to an assignment by either Party (a) to an Affiliate of such Party so long as such Party remains bound by the terms hereof, or (b) in connection with a merger, sale or transfer involving all or substantially all of the assets of such Party; provided further, such prior written consent will not be required with respect to an assignment by Buyer in connection with a merger, sale or transfer involving all or substantially all of the assets related to the Programs. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

10.8             Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

10.9             Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

10.10             Governing Law; Dispute Resolution.

(a)         This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law).

(b)         Except with respect to any claim seeking injunctive relief hereunder, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, the Parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice, the Chief Executive Officer (or his or her designee) of Buyer will meet with the Chief Executive Officer (or his or her designee) of Seller, for attempted resolution by good faith negotiations. If such Persons are unable to resolve such disputed matter within 30 days, such dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force, by one (1) arbitrator appointed in accordance with said rules, provided that the appointed arbitrator shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be New York, New York. The award rendered shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the arbitrator may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. The award shall be made within six months of the filing of the demand, and the arbitrator shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the arbitrator if necessary. Notwithstanding the foregoing, any Party may seek injunctive relief or specific performance from any court of competent jurisdiction, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder.

10.11             Expenses. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

10.12             Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.13             Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder where it is reasonably apparent that such disclosure is responsive to such other applicable disclosure obligation. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer or Seller, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer or Seller. The information contained in the Schedules is solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of law, liability or breach of any agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

IGNYTA, INC.

By:	/s/ Jonathan E. Lim

Name:	Jonathan E. Lim
Title:	President and Chief Executive Officer

CEPHALON, INC.

By:	/s/ Deborah Griffin

Name:
Title:

By:	/s/ Ivana Liebisch

Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

DEFINITIONS

“505(b)(2) NDA” means a new drug application submitted to the FDA under 21 U.S.C. § 355(b)(2), any corresponding or equivalent applications or submissions filed with the relevant Governmental or Regulatory Authority to obtain regulatory approval in any other country or region outside of the United States, and all amendments and supplements thereof.

“AAA” has the meaning set forth in Section 10.10(b).

“Action or Proceeding” means any action, suit, proceeding, arbitration, Order, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

“Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to the business, results of operations, or financial condition of the Programs, individually or taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, or such other relationship as, in fact, constitutes actual control.

“Agreement” has the meaning set forth in the Preamble hereto.

“Allocation” has the meaning set forth in Section 4.4(a).

“ANDA” means an abbreviated new drug application pursuant to 21 U.S.C. § 355(j), any corresponding or equivalent applications or submissions filed with the relevant Governmental or Regulatory Authority to obtain regulatory approval in any other country or region outside of the United States, and all amendments and supplements thereof.

“Approved Third Party Products” means any and all pharmaceutical products that are or were sold, offered for sale, marketed, distributed, promoted or otherwise commercialized prior to or as of the Closing Date pursuant to a NDA, ANDA, 505(b)(2) NDA or any other regulatory approval or marketing authorization (or any equivalent foreign registrations or approvals) approved prior to or as of the Closing Date, and all amendments and supplements thereof.

“Assets and Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, regulatory approvals, equipment, inventory, goods and intellectual property.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(a)(ii).

“Assumed Contracts” means the Contracts or portions of the Contracts identified in Section 6.6 of the Seller Disclosure Schedule.

“Assumed Liabilities” means:

(i)         all accounts payable incurred by or on behalf of Buyer or its Affiliates with respect to the Programs after the Closing;

(ii)         any and all Liabilities and obligations of Seller or any of its Affiliates under the Assumed Contracts to be incurred after the Closing or arising from Buyer’s performance under the Assumed Contracts after the Closing, except to the extent such Liabilities and obligations, were incurred, paid, performed or otherwise arose in full on or prior to the Closing or to the extent the same arise out of any breach or default by Seller or any of its Affiliates under the Assumed Contracts on or prior to the Closing;

(iii)         any and all Liabilities and obligations arising out of or resulting from product liability claims caused by the Products administered, provided or sold by or on behalf of Buyer after the Closing; and

(iv)         except as otherwise provided herein, any and all other Liabilities and obligations that arise out of or are related to the Purchased Assets (including the Regulatory Filings), the Programs, Compounds or Products, attributable to occurrences and circumstances arising after the Closing.

“Astellas Agreement” means the License Agreement, dated May 1, 2003, between Astellas Deutschland GmbH and Seller, as amended.

“Authorized Generic” means any drug product sold, licensed, offered for sale, or distributed under an NDA, and marketed under a different labeler code, product code, trade name, trademark, or packaging (other than repackaging for the listed drug for use in institutions) than the brand drug for such NDA.

“Bill of Sale” has the meaning set forth in Section 5.2(a)(iii).

“Binding Affinity” means the biochemical measure by which a Compound binds to one or more of the Buyer Targets and is expressed as a biochemical IC50.

“Books and Records” means all files, documents, instruments, papers, books and records owned by Seller or any of its Affiliates relating exclusively to the Programs or the Purchased Assets.

“Business Combination” means with respect to a Party, any of the following events: (i) any third party (or group of third parties acting in concert as a “group” within the meaning of Section 13(d) of the Exchange Act) acquires (including by way of a tender or exchange offer or issuance by such party), directly or indirectly, beneficial ownership or a right to acquire beneficial ownership of shares of such Party representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (ii) such Party consolidates with or merges into another corporation or entity which is a third party, or any corporation or entity which is a third party consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Party immediately preceding such consolidation or merger; or (iii) such Party sells, transfers, leases or otherwise disposes of all or substantially all of its assets to a third party.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Common Stock” means Buyer’s common stock, par value $0.0001 per share.

“Buyer Disclosure Schedule” has the meaning set forth in Article 7 hereof.

“Buyer Fundamental Event” means a Business Combination involving Buyer or its Affiliates.

“Buyer Governmental Consents” means all consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority that are required by, or with respect to, Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Buyer, the consummation by Buyer or any of its Affiliates of the transactions contemplated hereby and thereby and the performance of their respective obligations hereunder and thereunder.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Stock Price” means the average of the closing sale prices of Buyer Common Stock as quoted by the Nasdaq for the ten (10) consecutive trading days ending with the trading day that is two (2) trading days prior to the applicable issuance or transfer date.

“Buyer Targets” means BRAF, EGFR, RET, AXL, cMET or PKCiota.

“Buyer Third Party Consents” means all consents, waivers, approvals, authorizations of, or notices to, any third Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer, the consummation by Buyer or any of its Affiliates of the transactions contemplated hereby and the performance of their respective obligations hereunder.

“Champions” means Champions Biotechnology, Inc.

“Champions Agreement” means the Research and Collaboration Agreement, dated July 30, 2013, between Teva Pharmaceutical Industries, Ltd. and Champions.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” means the date that the Closing actually occurs as provided in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means those reasonable, diligent, good faith efforts and resources (including use and expenditure of resources) that a company within the bio-pharmaceutical industry at a similar stage of development as Buyer would use for a compound or product discovered or identified internally by such company with similar market and/or commercialization prospects at a similar stage in its product life cycle, taking into account the stage of development or commercialization of the compound or product, the cost-effectiveness of efforts or resources while optimizing profitability, the competitiveness of alternative compounds or products that are or are expected to be in the marketplace, the patent and other proprietary position of the compound or product, the profitability of the compound or product, alternative compounds or products and other relevant commercial factors.

“Competing Products” means, other than Other Bendamustine Products, (i) Compounds, (ii) Products and/or (iii) any other compounds or products that are clinically developed specifically for the treatment or prevention of one or more oncologic diseases that have a Binding Affinity of less than 100 nanomolar for one or more of the Buyer Targets; but, excluding any such compound or product that (a) has as its most potent Binding Affinity (which Binding Affinity must be less than 100 nanomolar), a Binding Affinity for any protein kinase that is not a Buyer Target, and (b) has a Binding Affinity for any Buyer Target that is at least 10 times weaker than such Binding Affinity for such non-Buyer Target (e.g., if IC50 for the non-Buyer Target is 10 nanomolar, then IC50 for any Buyer Target must be 101 nanomolar or higher).

“Compound Inventory” means all inventory owned as of the Closing by Seller of Compounds (excluding Compounds with no potential activity against any of the Buyer Targets).

“Compounds” means any and all compound(s) (i) prepared for or in connection with the Programs prior to the Closing Date as potential drug candidates directed against any of the Buyer Targets, or (ii) (y) covered as a composition of matter by a claim that was pending at any time and in any forum in a patent application within the Registered Intellectual Property prior to or as of the Closing Date and (z) any novel (i.e., not in the prior art) compositions of matter disclosed in the Registered Intellectual Property as of the Closing Date or the Intellectual Property disclosed in the applications and/or invention disclosures required to be provided pursuant to Section 6.7(m), in all forms, and including any salt, free acid or base, crystal, co-crystal, hydrate, anhydrous form, solvate, ester, polymorph, metabolite, isomer, regioisomer or stereoisomer (including enantiomer and diastereoisomer), and in any dosage, form or formulation. Notwithstanding anything herein to contrary, Compounds shall not include any compound or product manufactured or marketed as an Other Bendamustine Product other than Current Compound with CAS Registry Number 1456608-94-8 (nano-bendamustine) approved under a 505(b)(2) NDA.

“Confidential Information” has the meaning set forth in Section 10.1(b).

“Contract” means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral related to Compounds or Products.

“Control” or “Controlled by” means, with respect to any Intellectual Property, possession by a Party of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, restrict the use of, grant the right to use, or grant a license, sublicense or other right to or under, such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement with, or requiring the consent of, any third party.

“Current Compounds” means, on a Program-by-Program basis, the Compounds listed on Schedule B.

“Current Products” means, on a Program-by-Program basis, the Products that contain any of the Current Compounds as an active pharmaceutical ingredient.

“Damages” has the meaning set forth in Section 9.2(a).

“Develop” means non-clinical, preclinical and clinical drug development activities reasonably related to the development and submission of information to a Governmental or Regulatory Authority,

including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical, pre-clinical and other studies and tests, regulatory affairs, and activities directed to obtaining regulatory approvals.

“Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, levy, charge or other encumbrance, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all Assets and Properties of Seller and its Affiliates (including Seller’s rights under this Agreement) except the Purchased Assets.

“Excluded Liabilities” means (i) any and all Liabilities in respect of any Excluded Assets, including (a) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, capital leases, installment purchases and other indebtedness of Seller, (b) any Liability of Seller for any Tax period, or Liability imposed on the Purchased Assets with respect to a Pre-Closing Tax Period, in respect of any Tax, including (x) any Liability of Seller for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (y) Seller’s portion of any Transaction Taxes, but excluding any Property Taxes to the extent that they are specifically allocated to Buyer pursuant to Section 8.9(b), (c) any environmental Liabilities of Seller, (d) any Liabilities to directors, officers or employees of Seller or in respect of Seller employee benefit, profit sharing or health care plans, (e) any Liabilities of Seller with respect to any Action or Proceeding pending or threatened against Seller, and (f) any Liabilities of Seller (including expenses to be borne by Seller) under this Agreement or any of the other agreements, instruments and certificates executed in connection herewith, (ii) any Liabilities of Seller or any of its Affiliates that arise out of or are related to the Purchased Assets, the Programs or Products to the extent attributable to occurrences and circumstances arising on or prior to the Closing, and (iii) any Liabilities of Seller to the extent arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, at any time after the Closing Date.

“Exploit,” “Exploiting” or “Exploitation” means to formulate, research, develop, seek regulatory approval for, make, have made, use, sell, have sold, offer for sale, market, promote, import, export, display, make derivative works of, copy, distribute, perform or otherwise commercialize or dispose of.

“FDA” means the United States Food and Drug Administration.

“Fully Loaded Costs” means all costs and expenses (including material and labor costs, and a reasonable allocation of attributable overhead (including a reasonable allocation of facilities depreciation costs)) of manufacturing, supply, analytical release and stability testing, and clinical formulation development and scale-up, and other related activities to be performed by or on behalf of Seller under the clinical supply agreement contemplated in Section 8.15, in each case, specifically relating to the manufacture and supply of Compounds and Products, with no mark-up. For clarity, where such Compound or Product is manufactured or supplied by a third party, Seller’s Fully Loaded Costs shall include the actual fees paid by Seller to the third party, and a reasonable allocation of attributable costs incurred by Seller in managing the applicable third party agreement and related proposals, invoices and payments and otherwise overseeing the activities of such third party, for such manufacture or supply of such Compound or Product, with no mark-up.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Equivalents” means a pharmaceutical product that (i) relies on the findings of safety or efficacy in any Regulatory Filings submitted to a Governmental or Regulatory Authority for another pharmaceutical product for purposes of seeking or obtaining regulatory approval, including pursuant to an ANDA or a 505(b)(2) NDA (or any corresponding applications or submissions filed with the relevant Governmental or Regulatory Authority to obtain regulatory approval or otherwise satisfy the requirements of any relevant Governmental or Regulatory Authority outside of the United States), in each case, for which such other pharmaceutical product is the reference listed drug, (ii) is marketed as an Authorized Generic of such other pharmaceutical product; or (iii) is dispensed in a formulary position equivalent to a generic or therapeutically equivalent version of such other pharmaceutical product.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.

“IND” means an Investigational New Drug Application filed with FDA pursuant to 21 C.F.R. Part 312 prior to beginning clinical testing of a Product in human subjects and all supplements and amendments that may be filed in connection with the foregoing.

“Indemnification Claim Notice” has the meaning set forth in Section 9.2(c).

“Indemnified Party” has the meaning set forth in Section 9.2(c).

“Indemnifying Party” has the meaning set forth in Section 9.2(c).

“Indemnitee” and “Indemnitees” have the respective meanings set forth in Section 9.2(c).

“Independent Accountant” has the meaning set forth in Section 4.4(a).

“Intellectual Property” means any and all of the following intellectual property rights owned or Controlled by Seller as of the Closing Date and used by Seller or its Affiliates in Exploiting the Compounds for the Programs prior to the Closing Date: all (i) Patents; (ii) Know-How; and (iii) copyrights, copyright registrations, applications therefor and renewal rights therefor, including those items identified in Section 6.7(a) of the Seller Disclosure Schedule.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 5.2(a)(i).

“Know-How” means the following information owned or Controlled by Seller as of the Closing Date and used by Seller or its Affiliates in Exploiting the Compounds for the Programs prior to the Closing Date: all tangible or intangible know-how, trade secrets and inventions (whether or not patentable), and all engineering, production and other designs, drawings, specifications, formulas, technology, software, data, analytic reference materials and methods and all confidential or proprietary chemical substances, assays and information that relates to one or more Compounds or Products.

“Knowledge” means the actual knowledge after reasonable investigation of (a) Robert McKean (CMC), Todd Spradau (IP), Mike McGraw (Regulatory), Thomas Bradford Barnes (Preclinical), Philmore Robertson (Preclinical), Diane Hershock (Clinical), with respect to Seller, and (b) Jonathan E. Lim, M.D., Jacob Chacko, M.D., Matthew Onaitis and Jeffrey Tidwell, Ph.D., with respect to Buyer.

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due).

“Nasdaq” means The NASDAQ Capital Market LLC.

“NDA” means a new drug application pursuant to 21 U.S.C. § 355(b)(1), any corresponding or equivalent applications or submissions filed with the relevant Governmental or Regulatory Authority to obtain regulatory approval in any other country or region outside of the United States, and all amendments and supplements thereof.

“Non-Assert IP” means, on a Program-by-Program basis, all claims of Patents that (i) are owned or Controlled as of the Effective Date by Seller or any of its Affiliates (which are Affiliates of Seller as of the Closing Date), (ii) are not included in the Purchased Assets; (iii) were used by Seller or any of its Affiliates in Exploiting the Compounds for such Program; and (iv) that cover or would be infringed by the Exploitation of Compounds or Current Products against one or more Buyer Targets, provided, that the foregoing shall not apply to any other pharmaceutical active ingredient other than the Compounds.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Bendamustine Products” means products that are the subject of NDA No. 22249 or NDA No. 22303 or any equivalent foreign registrations or approvals (and all amendments and supplements to such NDAs), and all Generic Equivalents thereof, including, the bendamustine compounds and products that are the subject of 505(b)(2) NDA No. 208194 or any equivalent foreign registrations or approvals (and all amendments and supplements to such 505(b)(2) NDA).

“Parties” means Buyer and Seller.

“Party” means each of Buyer and Seller.

“Patents” means any issued patents, patent applications, provisional patent applications and all future patent applications that claim priority to or through such issued patents, patent applications and provisional patent applications, including substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, utilization models, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, requests for continued examinations, designs and re-filings thereof, or the like, as well as any foreign equivalents thereof (including certificates of invention and any applications therefor).

“Permits” has the meaning set forth in Section 6.9(a).

“Permitted Encumbrance” means (a) Encumbrances for Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) statutory mechanics’, carriers’, workmen’s, landlords’ or other similar liens arising or incurred in the ordinary course of business which are not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, or (c) other Encumbrances that (i) are not Encumbrances on Intellectual Property and (ii) that are incurred in the ordinary course of business that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Product Data” means all of the following owned by Seller, to the extent either (i) included in one or more of the INDs included in the Purchased Assets with respect to a Current Compound or (ii) exclusively related to a Current Compound, except where relied upon in the context of a 505(b)(2) NDA for an Other Bendamustine Product without a right of reference: chemistry, pharmacology, toxicology, pre-clinical, clinical, regulatory and manufacturing information and data and technology, and all submissions and correspondence with or to any Governmental or Regulatory Authority in the Territory related to Compounds or Products, including, without limitation, (a) clinical data, results (including all tables, listings and graphs) and reports, case report forms, and other written materials or correspondence filed with or received from a Government or Regulatory Authority as part of an IND included in the Purchased Assets or other request for a Permit, (b) for each of the Current Compounds, the following items to the extent used exclusively to manufacture, formulate, test, package, store and stabilize the Current Compounds: (1) Current Compound and raw material specifications (including the percentages and specifications of ingredients and any related formulae or flow diagrams), (2) standard operating procedures (such as master batch records and applicable supporting procedures) and related manufacturing, engineering and other manuals (as applicable) for the Current Compounds, (3) copies of process validation reports, method validation reports and applicable method development reports, (4) technical storage conditions and stability assay procedures and other assay procedures (such as characterization assays as applicable) for the Current Compounds, (5) quality control and release testing procedures; (6) batch documentation (including copies of executed batch records and disposition packages) for the Compound Inventory and Product Inventory transferred at Closing, and (7) master batch records for the Compound Inventory and Product Inventory transferred at the Closing, in any form whatsoever, including notebooks, but only to the extent the foregoing may be in Seller’s possession or control.

“Product Inventory” means all inventory owned as of the Closing by Seller of Current Products, whether held at a location or facility of Seller (or of any other Person on behalf of Seller, including in any of Seller’s warehouses, blenders, toll manufacturers, suppliers, distributors or consignees) or in transit to or from Seller (or any such other Person), including active pharmaceutical ingredient; provided that such Product is listed by Seller in Section 6.10 of the Seller Disclosure Schedule.

“Products” means any pharmaceutical composition or preparation, in any dosage strength or size, and for any use, that contains any of the Compounds as an active pharmaceutical ingredient.

“Programs” means the activities of research and development conducted by or on behalf of Seller in connection with Seller’s CEP-32496, CEP-40783, CEP-40125 and TEV-44229 programs.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 4.1(b).

“Purchased Assets” means, subject to Section 2.2: (i) the Patents and Know-How listed on Schedule A(i); (ii) Compounds and Current Products; (iii) the Assumed Contracts; (iii) the Regulatory Filings listed on Schedule A(iii); (iv) the Books and Records; (v) the Product Data; (vi) the Product Inventory listed on Schedule A(vi); and (vii) the Compound Inventory listed on Schedule A(vii).

“Registered Intellectual Property” means the issued Patents and pending applications for the Patents listed on Schedule (A)(i).

“Regulatory Filings” means the INDs included in the Purchased Assets and related submissions to the FDA, licenses and marketing authorizations (and the equivalent foreign applications, submissions, registrations and approvals), in each case, owned or Controlled by Seller, including marketing approvals, pricing or reimbursement approvals, manufacturing approvals, technical, medical, and scientific licenses, and clinical and non-clinical study authorization applications or notifications and related reports, and all amendments and supplements thereto.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means (i) Buyers’ Annual Report on Form 10-K for the year ended December 31, 2014 (the “10-K”); (ii) Buyer’s Current Reports on Form 8-K filed subsequent to December 31, 2014; (iii) Buyer’s definitive proxy statement for the 2013 annual meeting of stockholders; and (iv) such other reports, schedules and documents filed subsequent to the filing of the 10-K by Buyer or its stockholders and available on the web site of the SEC (www.sec.gov).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Dataroom” means that certain dataroom hosted by RR Donnelley for which Buyer or its representatives have been provided access prior to the Closing by Seller.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article 6 of this Agreement.

“Seller Governmental Consents” means all consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and thereby and the performance of their respective obligations hereunder and thereunder.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Overall Cap” has the meaning set forth in Section 9.3(c).

“Seller R&W Cap” has the meaning set forth in Section 9.3(c).

“Seller Third Party Consents” means all consents, waivers, approvals, authorizations of, or notices to, any third Person (other than a Governmental or Regulatory Authority), including with or from the stockholders of Seller, that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the other agreements to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and the performance of their respective obligations hereunder.

“Shares” has the meaning set forth in Section 4.1(a).

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental under Section 59A of the Code or windfall profit tax, custom, duty or other tax, or other like assessment imposed by a governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), including any interest, penalty or addition thereto, whether disputed or not “Tax Return” shall mean any return, declaration, report, claim for refund, or information returned or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the entire world.

“Third Party Claim” has the meaning set forth in Section 9.2(d).

“Trademarks” shall mean, collectively, trademarks, service marks, trade names, slogans, logos, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, (d) rights and privileges arising under applicable Law with respect to any of the foregoing and (e) all rights corresponding thereto.

“Transaction Documents” means this Agreement, the Intellectual Property Assignment Agreement, the Assignment and Assumption Agreement and the Bill of Sale.

“Transaction Taxes” has the meaning set forth in Section 4.3.

“Transfer Agreements” has the meaning set forth in Section 9.2(a)(i).

“Treanda Litigation” means Seller’s litigation related to the Other Bendamustine Products currently pending in the United States District Court for the District of Delaware, and such other actions which have been, are expected to be, or will be consolidated with Cephalon’s other related bendamustine cases, and all other actions brought by Seller or its Affiliates with respect to any Other Bendamustine Products other than with respect to a 505(b)(2) NDA for the Current Compound #(nana-bendamustine).

“Treasury Regulation” means any regulation promulgated by the U.S. Department of the Treasury under the Code.